Exhibit 10.1

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is dated as of the 24th day of May, 2023.

BETWEEN:

BRIACELL THERAPEUTICS CORP., a corporation existing under the Business Corporations Act (British Columbia)

(“BriaCell”)

- and -

BRIAPRO THERAPEUTICS CORP., a corporation existing under the Business Corporations Act (British Columbia)

(“SpinCo”, and together with BriaCell, the “Parties” and, each, a “Party”)

WHEREAS:

A.	SpinCo is a wholly-owned subsidiary of BriaCell.

B.	BriaCell and SpinCo wish to proceed with a corporate reorganization by way of a statutory plan of arrangement under the BCBCA (as defined herein), pursuant to which BriaCell and SpinCo will participate in a series of transactions whereby, among other things:

(i)	BriaCell will distribute SpinCo Shares (as defined herein) to the BriaCell Shareholders (as defined herein) in accordance with the Plan of Arrangement (as defined herein); and

(ii)	SpinCo will cease to be a wholly-owned subsidiary of BriaCell.

C.	In connection with the statutory plan of arrangement described above, and prior to the consummation thereof, BriaCell and SpinCo wish to effect the BriaCell Reorganization (as defined herein).

D.	BriaCell proposes to convene a special meeting of the BriaCell Shareholders (as defined herein) to consider the Arrangement (as defined herein) pursuant to Section 288 of the BCBCA (as defined herein), on the terms and conditions set forth in the Plan of Arrangement (as defined herein).

NOW THEREFORE, in consideration of the promises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby covenant and agree as follows:

Article 1

DEFINITIONS, INTERPRETATION AND EXHIBIT

1.1	Definitions.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)	“A&R BriaCell U.S. Interco Debt” has the meaning set forth in Section 4.7(b);

(b)	“Agreement” means this arrangement agreement, including the exhibits attached hereto as the same may be supplemented or amended from time to time;

(c)	“Arrangement” means the arrangement pursuant to the Arrangement Provisions, as contemplated by the provisions of this Agreement and the Plan of Arrangement;

(d)	“Arrangement Provisions” means Part 9, Division 5 of the BCBCA;

(e)	“Arrangement Resolution” means the special resolution of the BriaCell Shareholders to approve the Arrangement, as required by the Interim Order, in the form attached as Schedule “A” to the Plan of Arrangement;

(f)	“Articles of Arrangement” means the articles of arrangement of BriaCell in respect of the Arrangement, required by the BCBCA to be sent to the Registrar after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and with content satisfactory to BriaCell and SpinCo;

(g)	“BCBCA” means British Columbia’s Business Corporations Act, S.B.C., 2002, c. 57, as amended;

(h)	“BriaCell” means BriaCell Therapeutics Corp., a corporation existing under the BCBCA;

(i)	“BriaCell Board” means the board of directors of BriaCell;

(j)	“BriaCell Meeting” means the special meeting of the BriaCell Shareholders (including, any adjournments or postponements thereof) to be held to consider and, if deemed advisable, pass the Arrangement Resolution and such further or other business as may properly come before the BriaCell Meeting;

(k)	“BriaCell Omnibus Equity Incentive Plan” means the equity incentive plan for certain employees, directors, and consultants of BriaCell, that was approved by the BriaCell Board effective August 2, 2022;

(l)	“BriaCell Options” means options to acquire BriaCell Shares granted pursuant to the BriaCell Omnibus Equity Incentive Plan which are outstanding immediately prior to the Effective Time;

(m)	“BriaCell Reorganization” means the direct or indirect transfer of the SpinCo Assets to SpinCo, to be effected in connection with the Arrangement (and prior to the Effective Date), as further described in Section 4.7;

(n)	“BriaCell Shareholder” means a registered or beneficial holder of BriaCell Shares, as the context requires;

(o)	“BriaCell Shares” means the common shares in the capital of BriaCell, including common shares issued prior to the Effective Date on the exercise of outstanding convertible securities of BriaCell;

(p)	“BriaCell U.S.” means BriaCell Therapeutics Corp. (US), a corporation existing under the state laws of Delaware;

(q)	“BriaCell U.S. Interco Debt” means the non-interest-bearing intercompany debt in the principal amount of approximately $67 million owing by BriaCell U.S. to BriaCell immediately prior to the effective date of the BriaCell Reorganization;

(r)	“BriaCell Warrants” means the share purchase warrants of BriaCell exercisable to acquire BriaCell Shares (or such other securities or other property as may be provided for under their terms) which are outstanding immediately prior to the Effective Time;

(s)	“Business Day” means a day which is not a Saturday, Sunday or statutory holiday in the City of Toronto, Ontario and the City of Vancouver, British Columbia;

(t)	“Constating Documents” means, in respect of each of BriaCell and SpinCo, its articles of incorporation, notice of articles, amalgamation, or continuation, as applicable, together with all amendments thereto;

(u)	“Court” means the Supreme Court of British Columbia;

(v)	“Dissent Procedures” means the rules pertaining to the exercise of Dissent Rights as set forth in the BCBCA, as modified by the Plan of Arrangement, the Interim Order and the Final Order;

(w)	“Dissent Rights” means the right of a registered BriaCell Shareholder as at the Record Date to dissent from the Arrangement Resolution pursuant to, and in the manner set forth in, subsections 238(1) to 238(3) of the BCBCA, as the same may be modified by the Interim Order and the Final Order and to be paid the fair value of the BriaCell Shares in respect of which the holder has validly exercised dissent rights;

(x)	“Dissenting Shareholder” means a registered BriaCell Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Procedures and whose Dissent Rights remain valid immediately prior to the Effective Time, but only in respect of the BriaCell Shares in respect of which Dissent Rights are validly exercised by such registered BriaCell Shareholder;

(y)	“Effective Date” means the date on which the Arrangement becomes effective, as agreed upon by BriaCell and SpinCo in accordance with the Final Order;

(z)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time on the Effective Date as agreed to in writing by BriaCell and SpinCo;

(aa)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date;

(bb)	“Information Circular” means the management information circular of BriaCell, including all exhibits, appendices, and schedules thereto, to be sent to the BriaCell Shareholders in connection with the BriaCell Meeting, together with any amendments or supplements thereto;

(cc)	“Interim Order” means the interim order of the Court providing advice and directions in connection with the BriaCell Meeting and the Arrangement;

(dd)	“IPCo” means an unlimited liability corporation to be incorporated under the laws of the Province of British Columbia in connection with the BriaCell Reorganization;

(ee)	“IPCo Shares” means the common shares in the capital of IPCo;

(ff)	“NASDAQ” means the NASDAQ Stock Market;

(gg)	“New BriaCell Shares” has the meaning set forth in section 3.1(e)(i)(B) of the Plan of Arrangement;

(hh)	“Party” means either BriaCell or SpinCo and “Parties” means, collectively, BriaCell and SpinCo;

(ii)	“Person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

(jj)	“Plan of Arrangement” means the plan of arrangement attached to this Agreement as Exhibit A, as the same may be amended or varied from time to time in accordance with the terms of this Agreement or the plan of arrangement, or at the direction of the Court in the Final Order with the prior written consent of the Parties, each acting reasonably;

(kk)	“Record Date” means the record date fixed pursuant to the Interim Order for the purposes of determining those BriaCell Shareholders entitled to receive notice of, and vote at, the BriaCell Meeting;

(ll)	“Registrar” means the Registrar of Companies under the BCBCA;

(mm)	“Sapientia” means Sapientia Pharmaceuticals Inc., a corporation existing under the laws of Delaware;

(nn)	“Sapientia Assets” means the SpinCo Assets held by Sapientia immediately prior to the effective date of the BriaCell Reorganization;

(oo)	“SpinCo” means BriaPro Therapeutics Corp., a corporation existing under the BCBCA;

(pp)	“SpinCo Assets” means those certain pre-clinical pipeline assets of BriaCell, specifically Bria-TILsRx™, and PKCδ inhibitors for multiple indications including cancer;

(qq)	“SpinCo Options” means options to acquire SpinCo Shares granted pursuant to the SpinCo Stock Option Plan;

(rr)	“SpinCo Shares” means the common shares without par value in the capital of SpinCo;

(ss)	“SpinCo Stock Option Plan” means the stock option plan to be adopted by SpinCo in accordance with Section 4.3 of this Agreement, as more particularly described in the Information Circular, as the same may be modified, amended or restated from time to time;

(tt)	“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.) c.1, as amended;

(uu)	“TSX” means the Toronto Stock Exchange;

(vv)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(ww)	“Working Capital Cash” has the meaning set forth in Section 4.7(e).

1.2	Currency.

All amounts of money which are referred to in this Agreement are expressed in lawful money of United States unless otherwise specified.

1.3	Interpretation Not Affected by Headings.

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the provisions of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and the exhibits hereto as a whole and not to any particular article, section, subsection, paragraph or subparagraph hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4	Number and Gender.

In this Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing the use of either gender shall include both genders and neuter and words importing Persons shall include firms and corporations.

1.5	Date for any Action.

In the event that any date on which any action is required to be taken hereunder by BriaCell or SpinCo is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Meaning.

Words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA, unless otherwise specified or the context otherwise requires.

1.7	Exhibits.

Attached hereto and deemed to be incorporated into and form part of this Agreement as Exhibit A is the Plan of Arrangement.

Article 2

ARRANGEMENT

2.1	Arrangement.

The Parties agree to effect the Arrangement pursuant to the Arrangement Provisions on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2	Effective Date of Arrangement.

The Arrangement shall become effective on the Effective Date, and commencing at the Effective Time, as set out in the Plan of Arrangement without any further act or formality, except as contemplated in the Plan of Arrangement.

2.3	Commitment to Effect.

Subject to termination of this Agreement pursuant to Article 6 hereof, the Parties shall each use all commercially reasonable efforts and do all things reasonably required to cause the Plan of Arrangement to become effective as soon as possible, and in conjunction therewith to cause the conditions described in Section 5.1 to be complied with prior to the Effective Date. Without limiting the generality of the foregoing, the Parties shall proceed forthwith to apply for the Interim Order and BriaCell shall call the BriaCell Meeting and mail the Information Circular to the BriaCell Shareholders.

2.4	Filing of Final Order.

Subject to the rights of termination contained in Article 6 hereof, upon the BriaCell Shareholders approving the Arrangement Resolution in accordance with the provisions of the Interim Order and the BCBCA, BriaCell obtaining the Final Order, and the other conditions contained in Article 5 hereof being complied with or waived, BriaCell on its behalf and on behalf of SpinCo shall file with the Registrar:

(a)	the Articles of Arrangement;

(b)	a copy of the Final Order, if so required by the Registrar; and

(c)	such other documents, records and information required by the Registrar pursuant to the Arrangement Provisions.

2.5	U.S. Securities Law Matters.

The Parties agree that the Arrangement will be carried out with the intention that the New BriaCell Shares and the SpinCo Shares delivered, or deemed to be delivered, upon completion of the Arrangement to the BriaCell Shareholders, holders of BriaCell Options and holders of SpinCo Options will be issued by BriaCell in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court and the Court will hold a hearing approving the fairness of the terms and conditions of the Arrangement;

(b)	prior to the hearing required to approve the Arrangement, the Court will be advised as to the intention of the Parties to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act;

(c)	the Court will be requested to satisfy itself as to the substantive and procedural fairness of the terms and conditions of the Arrangement to the BriaCell Shareholders and holders of SpinCo Options subject to the Arrangement;

(d)	all Persons entitled to receive the New BriaCell Shares and the SpinCo Shares (together with the New BriaCell Shares, the “Securities”) pursuant to the Arrangement will be advised that such Securities issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by BriaCell in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act;

(e)	BriaCell will ensure that each BriaCell Shareholder, holder of BriaCell Options and holder of SpinCo Options is entitled to receive New BriaCell Shares and SpinCo Shares on completion of the Arrangement, as applicable, and will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the terms and conditions of the Arrangement is approved by the Court as being fair, substantively and procedurally, to the BriaCell Shareholders, the holders of BriaCell Options and the holders of SpinCo Options;

(g)	the Interim Order approving the BriaCell Meeting will specify that each BriaCell Shareholder, holder of BriaCell Options and holder of SpinCo Options will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as the BriaCell Shareholder, holder of BriaCell Options and holder of SpinCo Options enters an appearance within a reasonable time and in accordance with the requirements of Section 3(a)(10) under the U.S. Securities Act; and

(h)	the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and exchange of securities of BriaCell pursuant to the Plan of Arrangement.”

Article 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties.

Each Party hereby represents and warrants to the other Party that:

(a)	it is a corporation duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation, and has full capacity and authority to enter into this Agreement and to perform its covenants and obligations hereunder;

(b)	it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated herein and this Agreement has been duly executed and delivered by it, and is enforceable against it in accordance with its terms, subject to bankruptcy, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally;

(c)	neither the execution and delivery of this Agreement nor the performance of any of its covenants and obligations hereunder will constitute a default under, or be in any contravention or breach of (i) any provision of its Constating Documents or other governing corporate documents, (ii) any judgment, decree, order, law, statute, rule or regulation applicable to it, or (iii) any agreement or instrument to which it is a Party or by which it is bound and which is material to such Party and its subsidiaries, considered as a whole; and

(d)	no dissolution, winding up, bankruptcy, liquidation or similar proceedings has been commenced or are pending or proposed in respect of it.

Article 4

COVENANTS

4.1	Covenants.

Each Party covenants with the other Party that it will do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments, as may reasonably be required to facilitate the carrying out of the intent and purpose of this Agreement.

4.2	Interim Order and Final Order.

The Parties acknowledge that as soon as reasonably practicable following the execution of this Agreement, BriaCell will apply to and obtain from the Court, pursuant to the Arrangement Provisions, the Interim Order providing for, among other things, the calling and holding of the BriaCell Meeting for the purpose of considering and, if deemed advisable, approving and adopting the Arrangement Resolution. The Parties each covenant and agree that if the approval of the Arrangement Resolution by the BriaCell Shareholders as set out in Section 5.1(b) hereof is obtained, BriaCell will thereafter (subject to the exercise of any discretionary authority granted to BriaCell’s directors) take the necessary actions to submit the Arrangement to the Court for approval and apply for the Final Order and, subject to compliance with any of the other conditions provided for in Article 5 hereof and to the rights of termination contained in Article 6 hereof, file the material described in Section 2.4 with the Registrar.

4.3	SpinCo Stock Option Plan.

In connection with, but prior to, the Effective Date, SpinCo shall adopt the SpinCo Stock Option Plan.

4.4	BriaCell Options

The Parties acknowledge that the outstanding BriaCell Options shall be treated in accordance with the provisions of the Plan of Arrangement.

4.5	BriaCell Warrants

The Parties acknowledge that, from and after the Effective Date, a BriaCell Warrant shall entitle the holder to receive upon due exercise of the BriaCell Warrant, for the original exercise price:

(a)	one (1) New BriaCell Share for each BriaCell Share that was issuable upon due exercise of the BriaCell Warrant immediately prior to the Effective Time; and

(b)	one (1) SpinCo Share for each BriaCell Share that was issuable upon due exercise of the BriaCell Warrant immediately prior to the Effective Time.

Under Section 3.1(b) of the Plan of Arrangement, SpinCo shall assume BriaCell’s obligation to deliver SpinCo Shares directly to holders of BriaCell Warrants. SpinCo hereby covenants that, from and after the Effective Date, it shall forthwith upon receipt of written notice from BriaCell from time to time issue, as directed by BriaCell, that number of SpinCo Shares to holders of BriaCell Warrants as may be required to satisfy the foregoing.

BriaCell covenants with SpinCo that, upon the exercise of BriaCell Warrants following the Effective Date, it shall, as agent for SpinCo, collect and pay to SpinCo an amount for each one (1) SpinCo Share so issued that is equal to the exercise price under the BriaCell Warrant multiplied by the fair market value of one (1) SpinCo Share at the Effective Time divided by the total fair market value of one (1) New BriaCell Share and one (1) SpinCo Share at the Effective Time.

Notwithstanding any other provision of this Section 4.5, no fractional SpinCo Shares shall be issued to any holder of BriaCell Warrants, upon exercise of BriaCell Warrants, and, as a result, all fractional amounts arising pursuant to the exercise of BriaCell Warrants will be rounded down to the next whole number without any compensation therefor.

4.6	Fair Market Value.

For the purposes of Section 4.5 hereof, and Section 3.1 of the Plan of Arrangement, the fair market value of the New BriaCell Shares and the SpinCo Shares shall be determined by the BriaCell Board, acting in good faith.

4.7	Completion of BriaCell Reorganization.

Prior to the Effective Date, BriaCell and SpinCo shall complete the BriaCell Reorganization, which will consist of the following steps:

(a)	BriaCell shall transfer to BriaCell U.S. a portion of the receivable owing to BriaCell by BriaCell U.S. under the BriaCell U.S. Interco Debt in consideration for 100 common shares of BriaCell U.S. so that, following such transfer, the remaining principal amount outstanding under the BriaCell U.S. Interco Debt is $20 million;

(b)	BriaCell and BriaCell U.S. shall amend and restate the terms of the BriaCell U.S. Interco Debt to provide, among other matters, that it bear interest at rate of 5% per annum and be repayable upon demand (the “A&R BriaCell U.S. Interco Debt”);

(c)	BriaCell U.S. shall incorporate IPCo, with an initial share capital consisting of 1 IPCo Share;

(d)	Sapientia shall distribute all of its legal and beneficial right, title and interest in and to the Sapientia Assets to BriaCell U.S. as a dividend-in-kind on the common shares of Sapientia;

(e)	BriaCell U.S. shall transfer to IPCo, in consideration for the issuance by IPCo of 1,000 IPCo Shares: (i) all of its legal and beneficial right, title and interest in and to the SpinCo Assets, and (ii) cash for working capital purposes (the “Working Capital Cash”);

(f)	Concurrently with the transfer in Section 4.7(e), there shall be added to the capital account maintained by IPCo in respect of the IPCo Shares:

(i)	if the parties file a joint election pursuant to subsection 85(1) of the Tax Act in respect of the transfer, an amount equal to (A) the agreed amount for purposes of such election, plus (B) the amount of the Working Capital Cash; or

(ii)	if no such election is filed, an amount equal to (A) the fair market value of the SpinCo Assets, plus (B) the amount of the Working Capital Cash; and

(g)	BriaCell U.S. shall transfer all of its legal and beneficial right, title and interest in and to the IPCo Shares to BriaCell in partial satisfaction of the A&R BriaCell U.S. Interco Debt, as a result of which the principal amount of the A&R BriaCell U.S. Interco Debt will be reduced by an amount equal to the fair market value of the SpinCo Assets so transferred.

4.8	Tax-Related Covenants.

(a)	Each of the Parties covenants and agrees with and in favour of the other Party that it will cooperate in the preparation and filing, in the form and within the time limits prescribed or otherwise contemplated in the Tax Act or other applicable tax law, of all tax returns, filings, notifications, designations and elections under the Tax Act in respect of the transactions contemplated in the Plan of Arrangement and this Agreement (and any similar tax returns, filings, elections, notifications or designations that may be required under applicable provincial or foreign legislation).

(b)	SpinCo will elect:

(i)	as soon as reasonably practical after the Effective Date, and in any event on or before its “filing-due date” (as defined in subsection 248(1) of the Tax Act) for its taxation year that includes the Effective Date, to be a “public corporation” pursuant to subparagraph (b)(i) of the definition of that term in subsection 89(1) of the Tax Act; and

(ii)	in its return of income filed under the Tax Act for its first taxation year, to be deemed to be a “public corporation”, within the meaning of the Tax Act, from the date of its incorporation until the time it becomes a “public corporation” (as defined in subsection 89(1) of the Tax Act), such election to be made pursuant to the post-amble of the definition of “public corporation” in subsection 89(1) of the Tax Act.

(c)	If requested by BriaCell, BriaCell and SpinCo shall jointly make and file the election in the prescribed form and manner pursuant to Section 85(1) of the Tax Act in connection with the transfer of the IPCo Shares by BriaCell to SpinCo under Section 3.1(b) of the Plan of Arrangement.

Article 5

CONDITIONS

5.1	Conditions Precedent.

The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

(a)	the Interim Order shall have been granted in form and substance satisfactory to each of BriaCell and SpinCo;

(b)	the Arrangement Resolution, with or without amendment, shall have been approved and adopted at the BriaCell Meeting in accordance with the Arrangement Provisions, the Constating Documents of BriaCell, the Interim Order, and the requirements of any applicable regulatory authorities;

(c)	the Final Order shall have been obtained in form and substance satisfactory to each of BriaCell and SpinCo;

(d)	the TSX, and if required, the NASDAQ, shall have conditionally approved the Arrangement, including the listing of the New BriaCell Shares issuable to BriaCell Shareholders under the Plan of Arrangement in exchange for the BriaCell Shares;

(e)	the BriaCell Reorganization shall have been completed, prior to the Effective Date;

(f)	all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders required or necessary or desirable for the completion of the transactions provided for in this Agreement and the Plan of Arrangement shall have been obtained or received from the Persons, authorities or bodies having jurisdiction in the circumstances each in form acceptable to BriaCell and SpinCo;

(g)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and the Plan of Arrangement;

(h)	no law, regulation or policy shall have been proposed, enacted, promulgated or applied which interferes or is inconsistent with the completion of the Arrangement and Plan of Arrangement, including any material change to the income tax laws of Canada, which would reasonably be expected to have a material adverse effect on any of BriaCell, the BriaCell Shareholders, or if the Arrangement is completed, SpinCo or the holders of SpinCo Shares;

(i)	the aggregate number of BriaCell Shares held, directly or indirectly, by those holders of such shares who have validly exercised Dissent Rights and not withdrawn such exercise in connection with the Arrangement shall not exceed 5% of the aggregate number of BriaCell Shares outstanding immediately prior to the Effective Time; and

(j)	this Agreement shall not have been terminated under Article 6 hereof.

Except for the conditions set forth in Sections 5.1(a), (b), (c), (d), and (e), which may not be waived, any of the other conditions in this Section 5.1 may be waived by either BriaCell or SpinCo at its discretion.

5.2	Pre-Closing.

Unless this Agreement is terminated earlier pursuant to the provisions hereof, pre-closing will occur electronically at 10:00 a.m. on the Business Day immediately preceding the Effective Date, or in such other manner or at such other location or at such other time or on such other date as the Parties may mutually agree, and each Party shall deliver to the other Party:

(a)	the documents required to be delivered by it hereunder to complete the transactions contemplated hereby, provided that each such document required to be dated the Effective Date shall be dated as of, or become effective on, the Effective Date and shall be held in escrow to be released upon the occurrence of the Effective Date; and

(b)	written confirmation as to the satisfaction or waiver by it of the conditions in its favour contained in this Agreement.

5.3	Merger of Conditions.

The conditions set out in Section 5.1 hereof shall be conclusively deemed to have been satisfied, waived or released upon the occurrence of the Effective Date.

5.4	Merger of Representations, Warranties and Covenants.

The representations and warranties in Section 3.1 shall be conclusively deemed to be correct as of the Effective Date and the covenants in Section 4.1 hereof shall be conclusively deemed to have been complied with in all respects as of the Effective Date, and each shall accordingly merge in and not survive the effectiveness of the Arrangement. Notwithstanding the foregoing and anything to the contrary herein, the covenants in Section 4.5 shall survive the Effective Date and remain in full force and effect in accordance with their terms for so long as a BriaCell Warrant remains outstanding.

Article 6

AMENDMENT AND TERMINATION

6.1	Amendment.

Subject to the Interim Order and the Final Order, this Agreement, including the Plan of Arrangement, may at any time and from time to time before or after the holding of the BriaCell Meeting, but prior to the Effective Date, be amended by the written agreement of the Parties without, subject to applicable law, further notice to or authorization on the part of the BriaCell Shareholders.

6.2	Termination.

Subject to Section 6.3, this Agreement may at any time before or after the holding of the BriaCell Meeting, and before or after the granting of the Final Order, but in each case prior to the Effective Date, be terminated by direction of the BriaCell Board without further action on the part of the BriaCell Shareholders and nothing expressed or implied herein, or in the Plan of Arrangement, shall be construed as fettering the absolute discretion by the BriaCell Board to elect to terminate this Agreement and discontinue efforts to effect the Arrangement for whatever reasons it may consider appropriate.

6.3	Cessation of Termination Right.

The right of BriaCell or SpinCo or any other Party to amend or terminate the Plan of Arrangement pursuant to Section 6.1 and Section 6.2 shall be extinguished upon the occurrence of the Effective Date.

Article 7
GENERAL

7.1	Notices.

All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be delivered or sent by facsimile or email, addressed as follows:

in the case of BriaCell or SpinCo:

BriaCell Therapeutics Corp.

Suite 300 – Bellevue Centre 235 - 15th Street

West Vancouver, BC V7T 2X1

Attention: William V. Williams

Email: williams@briacell.com

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

Suite 3400 – 100 King Street West

Toronto, ON M5X 1A4

Attention: Aaron Sonshine / Marshall Eidinger

Email: sonshinea@bennettjones.com / eidingerm@bennettjones.com

7.2	Assignment.

Neither of the Parties may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other Party.

7.3	Binding Effect.

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

7.4	Waiver.

Any waiver or release of the provisions of this Agreement, to be effective, must be in writing and executed by the Party granting such waiver or release.

7.5	Governing Law.

This Agreement shall be governed by and be construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

7.6	Third Party Beneficiaries.

Except for the rights of BriaCell and the BriaCell Shareholders and the holders of BriaCell Options and BriaCell Warrants to receive the consideration under the Arrangement following the Effective Time, pursuant to the Plan of Arrangement and subject to and conditional on the consummation of the Arrangement, the Parties intend that this Agreement shall not benefit or create any right or cause of action whatsoever in favor of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

7.7	Non-Recourse.

Notwithstanding anything to the contrary contained herein, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated herein, may only be made against the Persons that are expressly identified herein as parties hereto, and no director or officer of any Party shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated herein or in respect of any representations, warranties or statements made or alleged to be made by any Party in connection herewith.

7.8	Counterparts.

This Agreement may be executed in one or more counterparts (including, by electronic means), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7.9	Expenses.

All expenses incurred by a Party in connection with this Agreement, the Arrangement and the transactions contemplated hereby and thereby shall be borne by the Party that incurred the expense or as otherwise mutually agreed by the Parties.

7.10	Further Assurances.

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out herein and/or in the Plan of Arrangement. Without limiting the generality of the foregoing, the Parties shall, prior to the Effective Date, use their commercially reasonable efforts to cause the distribution, or deemed distribution, of the New BriaCell Shares, SpinCo Shares and the SpinCo Options pursuant to the Plan of Arrangement to be exempt from the registration requirements of the U.S. Securities Act under the exemption under Section 3(a)(10) thereof.

7.11	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

7.12	Time of Essence.

Time is of the essence of this Agreement.

[Remainder of page intentionally left blank. Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BRIACELL THERAPEUTICS CORP.

Per:	/s/ “William V. Williams”
Authorized Signatory

BRIAPRO THERAPEUTICS CORP.

Per:	/s/ “William V. Williams”
Authorized Signatory

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF

THE BRITISH COLUMBIA BUSINESS CORPORATIONS ACT

Article 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

In this plan of arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)	“Arrangement” means the arrangement pursuant to the Arrangement Provisions in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 of the Arrangement Agreement or this Plan of Arrangement, or made at the direction of the Court either in the Interim Order or Final Order with the written consent of BriaCell and SpinCo;

(b)	“Arrangement Agreement” means the arrangement agreement dated as of May 24, 2023 between BriaCell and SpinCo, as may be supplemented or amended from time to time;

(c)	“Arrangement Provisions” means Part 9, Division 5 of the BCBCA;

(d)	“Arrangement Resolution” means the special resolution of the BriaCell Shareholders approving the Arrangement, substantially in the form attached as Schedule “A” hereto, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or at the direction of the Court in the Interim Order with the consent of BriaCell;

(e)	“Articles” means, in respect of a person, its articles of incorporation, amalgamation, or continuation, as applicable, together with all amendments thereto;

(f)	“BCBCA” means the British Columbia Business Corporations Act, S.B.C. , 2002, c. 57, as amended;

(g)	“BriaCell Board” means the board of directors of BriaCell;

(h)	“BriaCell Class A Shares” has the meaning set forth in Section 3.1(e)(i)(A);

(i)	“BriaCell Meeting” means the special meeting of the BriaCell Shareholders (including, any adjournments or postponements thereof) to be held to consider and, if deemed advisable, approve the Arrangement and such further or other business as may properly come before the BriaCell Meeting;

(j)	“BriaCell Optionholders” means the holders of BriaCell Options;

(k)	“BriaCell Options” means options to acquire BriaCell Shares granted pursuant to the BriaCell Omnibus Equity Incentive Plan which are outstanding immediately prior to the Effective Time;

(l)	“BriaCell Reorganization” has the meaning set forth in the Arrangement Agreement;

(m)	“BriaCell Replacement Option” has the meaning set forth in Section 3.1(f)(i);

(n)	“BriaCell Shareholder” means a registered or beneficial holder of BriaCell Shares, BriaCell Class A Shares or New BriaCell Shares, as the context requires;

(o)	“BriaCell Shares” means the existing common shares without par value that BriaCell is authorized to issue as the same are constituted immediately before the Effective Time;

(p)	“BriaCell Warrants” means the share purchase warrants of BriaCell exercisable to acquire BriaCell Shares (or such other securities or other property as may be provided for under their terms) which are outstanding immediately prior to the Effective Time;

(q)	“Business Day” means a day which is not a Saturday, Sunday or statutory holiday in the City of Toronto, Ontario and the City of Vancouver, British Columbia;

(r)	“Court” means the Supreme Court of British Columbia;

(s)	“Depositary” means Computershare Trust Company of Canada, or such other depositary as BriaCell may determine;

(t)	“Dissent Procedures” means the rules pertaining to the exercise of Dissent Rights as set forth in Section 238 of the BCBCA, and Article 5 of this Plan of Arrangement;

(u)	“Dissent Rights” means the rights of dissent granted in favour of registered holders of BriaCell Shares in accordance with Article 5 of this Plan of Arrangement;

(v)	“Dissenting Share” means a BriaCell Share in respect of which Dissent Rights are validly exercised by a registered BriaCell Shareholder;

(w)	“Dissenting Shareholder” means a registered BriaCell Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Procedures and whose Dissent Rights remain valid immediately prior to the Effective Time, but only in respect of the Dissenting Shares held by such registered BriaCell Shareholder;

(x)	“Effective Date” means the date on which the Arrangement becomes effective, as agreed upon by BriaCell and SpinCo in accordance with the Final Order;

(y)	“Effective Time” means 12:01 (Toronto time) on the Effective Date or such other time on the Effective Date as agreed to in writing by BriaCell and SpinCo;

(z)	“Encumbrance” means any lien, charge, claim, adverse interest, security interest, third party right or encumbrance of any kind or nature;

(aa)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date;

(bb)	“Final Proscription Date” has the meaning set forth in Section 6.4;

(cc)	“In the Money Amount” at a particular time with respect to a BriaCell Option, BriaCell Replacement Option or SpinCo Option means the amount, if any, by which the fair market value of the underlying security exceeds the exercise price of the relevant option at such time;

(dd)	“Information Circular” means the management information circular of BriaCell, including all exhibits, appendices, and schedules thereto, to be sent to the BriaCell Shareholders in connection with the BriaCell Meeting, together with any amendments or supplements thereto;

(ee)	“Interim Order” means the interim order of the Court providing advice and directions in connection with the BriaCell Meeting and the Arrangement;

(ff)	“IPCo” means, as applicable:

(i)	an unlimited liability corporation incorporated under the laws of the Province of British Columbia in connection with the BriaCell Reorganization, having the name “BriaIP Therapeutics ULC” or such other name as may be determined at the time of its incorporation or subsequent alteration of its notice of articles, and

(ii)	after the alteration of the notice of articles described in Section 3.1(d), a limited company organized under the laws of the Province of British Columbia, having the name “BriaIP Therapeutics Corp.” or such other name as may be determined at the time of such alteration;

(gg)	“IPCo Shares” means the common shares in the capital of IPCo;

(hh)	“Letter of Transmittal” means the letter of transmittal in respect of the Arrangement to be sent to the BriaCell Shareholders together with the Information Circular;

(ii)	“NASDAQ” means the NASDAQ Stock Market;

(jj)	“New BriaCell Shares” has the meaning set forth in Section 3.1(e)(i)(B);

(kk)	“Non-Share Consideration” has the meaning set forth in Section 3.1(b)(ii);

(ll)	“Person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

(mm)	“Plan of Arrangement” means this plan of arrangement, as the same may be amended or varied from time to time in accordance with the terms of the Arrangement Agreement or the plan of arrangement, or at the director of the Court in the Final order with the prior written consent of the Parties, each acting reasonably;

(nn)	“Registrar” means the Registrar of Companies under the BCBCA;

(oo)	“Share Distribution Record Date” means the close of business on the Business Day immediately preceding the Effective Date for the purpose of determining the BriaCell Shareholders entitled to receive SpinCo Shares pursuant to this Plan of Arrangement or such other date as the BriaCell Board may select;

(pp)	“SpinCo Assets” means those certain pre-clinical pipeline assets of BriaCell, specifically Bria-TILsRx™, and PKCδ inhibitors for multiple indications including cancer;

(qq)	“SpinCo” means BriaPro Therapeutics Corp., a corporation existing under the Business Corporations Act (British Columbia);

(rr)	“SpinCo Option” has the meaning set forth in Section 3.1(f)(ii);

(ss)	“SpinCo Shareholder” means a registered or beneficial holder of SpinCo Shares, as the context requires;

(tt)	“SpinCo Shares” means the common shares without par value in the capital of SpinCo;

(uu)	“SpinCo Stock Option Plan” means the stock option plan to be adopted by SpinCo in accordance with the Arrangement Agreement, as the same may be modified, amended or restated from time to time;

(vv)	“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.) c.1, as amended;

(ww)	“TSX” means the Toronto Stock Exchange; and

(xx)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2	Interpretation Not Affected by Headings.

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specifically indicated, the terms “this Plan of Arrangement”, “hereof”, “hereunder” and similar expressions refer to this Plan of Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number and Gender.

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and words importing Persons shall include firms and corporations.

1.4	Meaning.

Words and phrases used herein and defined in the BCBCA shall have the same meaning herein as in the BCBCA, unless the context otherwise requires.

1.5	Date for any Action.

If any date on which any action is required to be taken under this Plan of Arrangement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.6	Governing Law.

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Article 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement.

This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.2	Arrangement Effectiveness.

The Arrangement and this Plan of Arrangement shall become final and conclusively binding on BriaCell, the BriaCell Shareholders (including Dissenting Shareholders), the BriaCell Optionholders, SpinCo, the SpinCo Shareholders and IPCo at the Effective Time without any further act or formality as required on the part of any Person, except as expressly provided herein.

Article 3

THE ARRANGEMENT

3.1	The Arrangement.

Commencing at the Effective Time, each of the steps, events or transactions set out below shall, except for steps, events or transactions deemed to occur concurrently with other steps, events or transactions as set out below, occur and shall be deemed to occur consecutively in ten minute intervals in the following order (or in such other manner, order or times as BriaCell and SpinCo may agree in writing) without any further act or formality (notwithstanding anything contained in the provisions attaching to any of the securities of BriaCell or SpinCo), except as otherwise provided herein:

(a)	Each Dissenting Share held by a Dissenting Shareholder shall be, and shall be deemed to have been, transferred by the holder thereof to, and acquired for cancellation, by BriaCell (free and clear of any Encumbrances), and:

(i)	such Dissenting Shareholders shall cease to be holders of such Dissenting Shares and to have any rights as BriaCell Shareholders in respect of such Dissenting Shares, other than the right to be paid fair value for such Dissenting Shares by BriaCell in accordance with Article 5 of this Plan of Arrangement;

(ii)	all such Dissenting Shares so transferred to BriaCell pursuant to this Section 3.1(a) shall be cancelled; and

(iii)	such Dissenting Shareholders’ names shall be removed from the register of holders of BriaCell Shares maintained by or on behalf of BriaCell as it relates to the Dissenting Shares so transferred.

(b)	BriaCell shall transfer all of its legal and beneficial right, title and interest in and to the IPCo Shares to SpinCo in consideration for:

(i)	the issuance by SpinCo to BriaCell of such number of SpinCo Shares so that, following the issuance, the total number of outstanding SpinCo Shares is equal to three times the number of then-outstanding BriaCell Shares (for greater certainty, excluding the number of BriaCell Shares cancelled in accordance with Section 3.1(a)); and

(ii)	the assumption by SpinCo of BriaCell’s obligation under the terms of the BriaCell Warrants to deliver SpinCo Shares to holders of BriaCell Warrants (the “Non-Share Consideration”) upon the exercise of the BriaCell Warrants in accordance with their terms.

(c)	Concurrently with the transfer in Section 3.1(b), there shall be added to the capital account maintained by SpinCo in respect of the SpinCo Shares:

(i)	if the parties file a joint election pursuant to subsection 85(1) of the Tax Act in respect of the transfer, an amount equal to the agreed amount for purposes of such election, less the fair market value of the Non-Share Consideration; or

(ii)	if no such election is filed, an amount equal to the fair market value of the IPCo Shares, less the fair market value of the Non-Share Consideration.

(d)	Pursuant to section 51.4 of the BCBCA, the notice of articles of IPCo shall be altered to:

(i)	remove the statement referred to in section 51.11 of the BCBCA, and

(ii)	change the name of IPCo to “BriaIP Therapeutics Corp”, or such other name as may be acceptable to the Registrar and specified in the alteration of the notice of articles,

and IPCo shall cease to be an “unlimited liability company” and will thereafter be a “limited company”, each as defined in the BCBCA.

(e)	In the course of a reorganization of BriaCell’s authorized and issued share capital:

(i)	the notice of articles and articles of BriaCell shall be amended:

(A)	to rename and redesignate all of the issued and unissued BriaCell Shares as “Class A common shares without par value” (the “BriaCell Class A Shares”) and to amend the special rights and restrictions attached to the BriaCell Class A Shares to provide the holders thereof with the following rights:

(1)	to receive notice of and to vote at all meetings of shareholders of BriaCell (except meetings at which only holders of a specified class of shares are entitled to vote), and holders shall be entitled to two votes for each BriaCell Class A Share held;

(2)	to receive, subject to the rights of holders of any other class of shares, any dividends as and when declared by the directors of BriaCell in their absolute discretion from time to time; and

(3)	to receive, pari passu with the New BriaCell Shares (as defined below), and subject to the rights of the holders of any other class of shares, a pro rata portion of the remaining property of BriaCell on the liquidation, dissolution or winding up of BriaCell, whether voluntary or involuntary;

(B)	to create a new class of shares consisting of an unlimited number of “common shares without par value” (the “New BriaCell Shares”) with special rights and restrictions attached to the New BriaCell Shares to provide the holders thereof with the following rights:

(1)	to receive notice of and to vote at all meetings of shareholders of BriaCell (except meetings at which only holders of a specified class of shares are entitled to vote), and holders shall be entitled to one vote for each New BriaCell Share held;

(2)	to receive, subject to the rights of the holders of any other class of shares, any dividends as and when declared by the directors of BriaCell in their absolute discretion from time to time; and

(3)	to receive, pari passu with the BriaCell Class A Shares, and subject to the rights of the holders of any other class of shares, a pro rata portion of the remaining property of BriaCell on the liquidation, dissolution or winding up of BriaCell, whether voluntary or involuntary;

(ii)	each BriaCell Class A Share issued and outstanding immediately before the reorganization of BriaCell’s share capital pursuant to this Section 3.1(b) shall be exchanged with BriaCell, free and clear of any Encumbrances, for the issuance of one New BriaCell Share and the transfer of one SpinCo Share, and upon such exchange:

(A)	each such exchanged BriaCell Class A Share shall be cancelled, and the holder of such exchanged BriaCell Class A Share shall be removed from BriaCell’s central securities register;

(B)	each holder of such exchanged BriaCell Class A Shares shall be entered in BriaCell’s central securities register in respect of the New BriaCell Shares issued to such holder;

(C)	BriaCell shall be removed from SpinCo’s central securities register in respect of the SpinCo Shares distributed; and

(D)	each holder of such exchanged BriaCell Class A Shares shall be entered in SpinCo’s central securities register of in respect of the SpinCo Shares distributed to such holder,

and the holders of such BriaCell Class A Shares shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such BriaCell Class A Shares;

(iii)	concurrently with the exchange in Section 3.1(e)(ii), the capital account in respect of the BriaCell Class A Shares shall be reduced to nil, and there shall be added to the capital account maintained by BriaCell in respect of the New BriaCell Shares the amount by which (A) the amount by which the capital account of the BriaCell Class A Shares is reduced pursuant to this Section 3.1(e)(iii) exceeds (B) the fair market value of the SpinCo Shares distributed to the former holders of BriaCell Class A Shares pursuant to Section 3.1(e)(ii); and

(iv)	the authorized share structure of BriaCell will be amended by eliminating the BriaCell Class A Shares and the notice of articles and articles of BriaCell will be amended accordingly.

(f)	Each BriaCell Option will be exchanged, without any further act or formality, for:

(i)	one option to acquire one New BriaCell Share (a “BriaCell Replacement Option”) having an exercise price equal to the product obtained by multiplying the original exercise price of the BriaCell Option by the quotient obtained by dividing (A) the fair market value of a New BriaCell Share at the Effective Time by (B) the aggregate fair market value of a New BriaCell Share and a SpinCo Share at the Effective Time; and

(ii)	one option to acquire one SpinCo Share (a “SpinCo Option”) having an exercise price equal to the product obtained by multiplying the original exercise price of the BriaCell Option by the quotient obtained by dividing (A) the fair market value of a SpinCo Share at the Effective Time by (B) the aggregate fair market value of a New BriaCell Share and a SpinCo Share at the Effective Time,

provided that the aforesaid exercise prices will be rounded up to the nearest whole cent and will be further adjusted to the extent required to ensure that the aggregate In the Money Amount of the BriaCell Replacement Option and the SpinCo Option immediately after the exchange does not exceed the In the Money Amount immediately before the exchange of the BriaCell Option so exchanged. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of BriaCell Options. The term to expiry, conditions to and manner of exercise and other terms and conditions of each of the BriaCell Replacement Options and SpinCo Options shall be the same as the terms and conditions of the BriaCell Option for which it is exchanged, provided each SpinCo Option shall be governed by the terms and conditions of the SpinCo Stock Option Plan and, in the event of any inconsistency or conflict the SpinCo Stock Option Plan shall govern. Any document previously evidencing a BriaCell Option shall thereafter evidence and be deemed to evidence the corresponding BriaCell Replacement Options and SpinCo Options and no certificates evidencing the BriaCell Replacement Options and SpinCo Options shall be issued.

3.2	No Fractional Shares.

Notwithstanding any other provision of this Plan of Arrangement, no fractional New BriaCell Shares or SpinCo Shares shall be issued or distributed to BriaCell Shareholders in connection with this Plan of Arrangement. The total number of New BriaCell Shares or SpinCo Shares to be issued to any BriaCell Shareholder shall, without additional compensation, be rounded down to the nearest whole New BriaCell Share or SpinCo Share, as applicable, in the event that a BriaCell Shareholder is entitled to a fractional share

3.3	Deemed Fully Paid and Non-Assessable Shares.

All shares of BriaCell and SpinCo issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the BCBCA.

3.4	Supplementary Actions.

Notwithstanding that the transactions and events set out in Section 3.1 shall occur and shall be deemed to occur in the chronological or concurrent order therein set out without any act or formality, each of BriaCell and SpinCo shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to give effect to, or further document or evidence, any of the transactions or events set out in Section 3.1, including, without limitation, any resolutions of directors authorizing the issue, transfer or redemption of shares, any share transfer powers evidencing the transfer of shares and any receipt therefor, any necessary additions to or deletions from share registers, and agreements for stock options.

3.5	Withholding.

Each of BriaCell, SpinCo and the Depositary shall be entitled to deduct and withhold from any cash payment or any issue, transfer or distribution of New BriaCell Shares or SpinCo Shares made pursuant to this Plan of Arrangement such amounts as may be required to be deducted and withheld pursuant to the Tax Act or any other applicable law, and any amount so deducted and withheld will be deemed for all purposes of this Plan of Arrangement to be paid, issued, transferred or distributed to the Person entitled thereto under the Plan of Arrangement, provided such amount is remitted to the appropriate governmental authority. Without limiting the generality of the foregoing, any New BriaCell Shares or SpinCo Shares so deducted and withheld may be sold on behalf of the Person entitled to receive them for the purpose of generating cash proceeds, net of brokerage fees and other reasonable expenses, sufficient to satisfy all remittance obligations relating to the required deduction and withholding, and any cash remaining after such remittance shall be paid to the Person forthwith.

3.6	No Liens.

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any liens, restrictions, adverse claims or other claims of third parties of any kind.

3.7	U.S. Securities Law Matters.

The Court is advised that the Arrangement will be carried out with the intention that the SpinCo Shares delivered or deemed to be delivered upon completion of the Arrangement to the BriaCell Shareholders on completion of the Arrangement will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act.

Article 4

CERTIFICATES

4.1	BriaCell Share Certificates.

As soon as practicable following the Effective Date, BriaCell or SpinCo shall deliver or cause to be delivered to the Depositary certificates representing the New BriaCell Shares required to be issued to the registered BriaCell Shareholders as at immediately prior to the Effective Time in accordance with the provisions of Section 3.1(e)(ii) of this Plan of Arrangement, which certificates shall be held by the Depositary as agent and nominee for such holders for distribution thereto in accordance with the provisions of Section 6.1 hereof.

4.2	SpinCo Certificates.

As soon as practicable following the Effective Date, BriaCell shall deliver or cause to be delivered to the Depositary certificates representing the SpinCo Shares required to be issued to registered BriaCell Shareholders as at immediately prior to the Effective Time in accordance with the provisions of Section 3.1(e)(ii) of this Plan of Arrangement, which certificates shall be held by the Depositary as agent and nominee for such holders for distribution thereto in accordance with the provisions of Section 6.1 hereof.

Article 5

RIGHTS OF DISSENT

5.1	Dissent Right.

Registered holders of BriaCell Shares may exercise Dissent Rights with respect to their BriaCell Shares in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in the Dissent Procedures, as they may be amended by the Interim Order, Final Order or any other order of the Court, and provided that such Dissenting Shareholder delivers a written notice of dissent to BriaCell at least two (2) Business Days before the day of the BriaCell Meeting or any adjournment or postponement thereof.

5.2	Dealing with Dissenting Shares.

BriaCell Shareholders who duly exercise Dissent Rights with respect to their Dissenting Shares and who:

(a)	are ultimately entitled to be paid fair value for their Dissenting Shares by BriaCell shall be deemed to have transferred their Dissenting Shares to BriaCell for cancellation as of the Effective Time pursuant to Section 3.1(a); or

(b)	for any reason are ultimately not entitled to be paid for their Dissenting Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting BriaCell Shareholder and shall receive New BriaCell Shares and SpinCo Shares on the same basis as every other non-dissenting BriaCell Shareholder, but in no case shall BriaCell be required to recognize such Persons as holding BriaCell Shares on or after the Effective Date.

5.3	Reservation of BriaCell Shares.

If a BriaCell Shareholder exercises Dissent Rights, BriaCell shall, on the Effective Date, set aside and not distribute that portion of the SpinCo Shares which is attributable to the BriaCell Shares for which Dissent Rights have been exercised. If the dissenting BriaCell Shareholder is ultimately not entitled to be paid for their Dissenting Shares, BriaCell shall distribute to such BriaCell Shareholder his or her pro rata portion of the SpinCo Shares. If a BriaCell Shareholder duly complies with the Dissent Procedures and is ultimately entitled to be paid for their Dissenting Shares, then BriaCell shall retain the portion of the SpinCo Shares attributable to such BriaCell Shareholder and such shares will be dealt with as determined by the BriaCell Board in its discretion.

Article 6

DELIVERY OF SHARES

6.1	Delivery of Shares.

(a)	Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding BriaCell Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate will be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, certificates representing the New BriaCell Shares and SpinCo Shares that such holder is entitled to receive in accordance with Section 3.1 hereof.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 6.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more BriaCell Shares shall be deemed at all times to represent only the right to receive in exchange therefor certificates representing the New BriaCell Shares and SpinCo Shares that such holder is entitled to receive in accordance with Section 3.1 hereof.

6.2	Lost Certificates.

If any certificate that immediately prior to the Effective Time represented one or more outstanding BriaCell Shares that were exchanged for New BriaCell Shares and SpinCo Shares in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the New BriaCell Shares and SpinCo Shares that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of New BriaCell Shares and SpinCo Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such securities are to be delivered shall, as a condition precedent to the delivery of such New BriaCell Shares and SpinCo Shares, give a bond satisfactory to BriaCell, SpinCo and the Depositary in such amount as BriaCell, SpinCo and the Depositary may direct, or otherwise indemnify BriaCell, SpinCo and the Depositary in a manner satisfactory to BriaCell, SpinCo and the Depositary, against any claim that may be made against BriaCell, SpinCo or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the Articles of BriaCell.

6.3	Distributions with Respect to Unsurrendered Certificates.

No dividend or other distribution declared or made after the Effective Time with respect to New BriaCell Shares or SpinCo Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding BriaCell Shares unless and until the holder of such certificate shall have complied with the provisions of Section 6.1 or Section 6.2 hereof. Subject to applicable law and to Section 3.5 hereof, at the time of such compliance, there shall, in addition to the delivery of the New BriaCell Shares and SpinCo Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such New BriaCell Shares and/or SpinCo Shares, as applicable.

6.4	Limitation and Proscription.

To the extent that a former BriaCell Shareholder shall not have complied with the provisions of Section 6.1 or Section 6.2 hereof, as applicable, on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the New BriaCell Shares and SpinCo Shares that such former BriaCell Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof, and the New BriaCell Shares and SpinCo Shares to which such BriaCell Shareholder was entitled shall be delivered to BriaCell (in the case of the New BriaCell Shares) or SpinCo (in the case of the SpinCo Shares) by the Depositary and certificates representing such New BriaCell Shares and SpinCo Shares shall be cancelled by BriaCell and SpinCo, as applicable, and the interest of the former BriaCell Shareholder in such and New BriaCell Shares and SpinCo Shares to which it was entitled shall be terminated as of such Final Proscription Date. For greater certainty, any amounts for dividends or distributions related to such New BriaCell Shares or SpinCo Shares being held by the Depositary in accordance with Section 6.3 shall be surrendered and returned to BriaCell or SpinCo, as applicable, without interest concurrent with the cancellation of any entitlement to receive such New BriaCell Shares or SpinCo Shares pursuant to this Section 6.4.

6.5	Paramountcy.

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all BriaCell Shares issued prior to the Effective Time; and (ii) the rights and obligations BriaCell Shareholders, BriaCell Optionholders SpinCo Shareholders, the Depositary and any transfer agent or other depositary therefor, shall be solely as provided for in this Plan of Arrangement.

Article 7

AMENDMENTS & WITHDRAWAL

7.1	Amendments.

BriaCell and SpinCo reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is filed with the Court and, if made following the BriaCell Meeting, approved by the Court.

7.2	Amendments Made Prior to or at the BriaCell Meeting.

Any amendment, modification or supplement to this Plan of Arrangement, if agreed upon by BriaCell and SpinCo, may be proposed by BriaCell and SpinCo at any time prior to or at the BriaCell Meeting with or without any prior notice or communication, and if so proposed and accepted by the BriaCell Shareholders voting at the BriaCell Meeting, shall become part of this Plan of Arrangement for all purposes.

7.3	Amendments Made After the BriaCell Meeting.

Any amendment, modification or supplement to this Plan of Arrangement, if agreed upon by BriaCell and SpinCo, may be proposed by BriaCell and SpinCo after the BriaCell Meeting but prior to the Effective Time and any such amendment, modification or supplement which is approved by the Court following the BriaCell Meeting shall be effective and shall become part of the Plan of Arrangement for all purposes. Notwithstanding the foregoing, any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order unilaterally by BriaCell, provided that it concerns a matter which, in the reasonable opinion of BriaCell and SpinCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any BriaCell Shareholder or SpinCo Shareholder.

7.4	Withdrawal.

Notwithstanding any prior approvals by the Court or by the BriaCell Shareholders, the BriaCell Board may decide not to proceed with the Arrangement and to revoke the Arrangement Resolution at any time prior to the Effective Time, without further approval of, or notice to, the Court or the BriaCell Shareholders.

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SCHEDULE “A”

ARRANGEMENT RESOLUTION

“BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Section 288 of the British Columbia Business Corporations Act (the “BCBCA”) involving BriaCell Therapeutics Corp. a corporation incorporated pursuant to the provincial laws of British Columbia (“BriaCell”), its shareholders and BriaPro Therapeutics Corp., a corporation incorporated pursuant to the provincial laws of British Columbia (“SpinCo”), all as more particularly described and set forth in the management information circular (the “Information Circular”) of BriaCell dated ●, 2023 accompanying the notice of meeting (as the Arrangement may be, or may have been, modified or amended in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement, each as defined below), be and is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”), implementing the Arrangement, the full text of which is appended to the Information Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), be and is hereby authorized, approved and adopted.

3.	The arrangement agreement (the “Arrangement Agreement”) between BriaCell and SpinCo dated May 24, 2023 and all the transactions contemplated therein, the actions of the directors of BriaCell in approving the Arrangement and the actions of the directors and officers of BriaCell in executing and delivering the Arrangement Agreement and any amendments thereto, be and are hereby confirmed, ratified, authorized and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by the shareholders of BriaCell or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of BriaCell be and are hereby authorized and empowered, without further notice to, or approval of, the shareholders of BriaCell:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; and

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

5.	Any one director or officer of BriaCell be and is hereby authorized and directed, for and on behalf and in the name of BriaCell, to execute and deliver, whether under the corporate seal of BriaCell or otherwise, all such deeds, instruments, assurances, agreements, forms, waivers, notices, certificates, confirmations and other documents and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of BriaCell, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by BriaCell;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”